UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 7, 2006

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

1.	On February 8, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Interstate Corporation (the “Company”) determined the amount of cash bonuses payable in March, 2006 to the Company’s named executive officers. The bonuses paid in 2006 are for accident year results for 2001 through 2005. These bonuses are based upon underwriting profit as well as pre-established performance objectives specific to each executive officer. Officers must be employed by the Company on the date bonuses are paid to be eligible to receive the payments.

Named Executive Officer	Amount of 2006 Cash Bonus
Alan R. Spachman	$400,000
David W. Michelson	225,164
Terry E. Phillips	185,712
Gary N. Monda	117,710

2.	On February 8, 2006, the Committee also approved an amendment to the Employee Retention Agreement between the Company and David W. Michelson, Executive Vice President and Chief Operating Officer. Under the Employee Retention Agreement, originally effective January 1, 1997 and amended February 8, 2006, the Company has agreed to make certain payments to Mr. Michelson or his specified beneficiary upon his retirement or disability. These payments are subject to a vesting schedule and other terms and conditions specified in the amended agreement. The Employee Retention Agreement is attached hereto as Exhibit 10.1 and incorporated by reference.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On February 7, 2006, K. Brent Somers expressed his intention to resign from the Board of Directors of the Company effective in June, 2006 as a result of his acceptance of a missionary assignment from his church. As a Class I director, Mr. Somers’ term expires at the 2007 Annual Meeting of Shareholders. The Board has, through its Nominating/Corporate Governance Committee, begun the process of identifying candidates to fill the unexpired portion of Mr. Somers’ term. In addition to his service on the Board, Mr. Somers is the Chairman of the Audit Committee and a member of the Compensation Committee.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employee Retention Agreement dated January 1, 1997, as amended February 8, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Paul F. Haffner
Paul F. Haffner
Vice President, Secretary and General Counsel

Date: February 13, 2006